Exhibit 10.2

Form of Notice of Grant of Restricted Stock And

Award Agreement (the “Agreement”)

Recipient: ___________________________

1.Grant of Restricted Stock. Effective (the “Grant Date”), you have been granted ______________ shares (the “Restricted Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Bank of the Ozarks, Inc. (the “Company”) pursuant to the Second Amended and Restated Bank of the Ozarks, Inc. 2009 Restricted Stock and Incentive Plan, effective May 16, 2016 (the “Plan”), subject to the terms and conditions of this Agreement. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement are used as defined in the Plan.

2.Value of Stock. Based on the average of the highest reported asked price and the lowest reported bid price of trades with respect to the Common Stock as reported on the NASDAQ Global Select Market as of the close of business on the Grant Date, the fair market value of the Restricted Shares is $________ per share, or $________in the aggregate. You are not obligated to make any payment in respect of the Restricted Shares at the time of this grant award, except if you make an election (a “Section 83(b) election”) under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). See Section 6 below regarding Section 83(b) elections.

3.Vesting Restrictions.

(a)The Restricted Shares are subject to a substantial risk of forfeiture (i.e., you may not be irrevocably assured of ownership of the Restricted Shares until the vesting date or dates).  Except as otherwise provided in this Agreement, your Restricted Shares will become vested according to the following schedule, provided you remain continuously employed by the Company, or any Subsidiary, through such date:

Vesting Date	% of Restricted Shares Vested

(b)If your employment is terminated by reason of death or Disability prior to the vesting date of all of your Restricted Shares, your unvested Restricted Shares shall become fully vested.

(c)If your employment is terminated for any reason, other than Disability or death, prior to the vesting date of all of your Restricted Shares, your unvested Restricted Shares shall be forfeited in accordance with the Plan.

(d)In the event of a Change in Control, the following shall apply to any unvested Restricted Shares awarded pursuant to this Agreement:

(i)

if any successor corporation (or any affiliate thereof) of the Company assumes, continues or replaces the unvested Restricted Shares with equity awards that preserve the existing value of the unvested Restricted Shares at the time of the Change in Control (with equivalent or more favorable terms), then the unvested Restricted Shares will not accelerate upon a Change in Control and will continue pursuant to the vesting schedule under Section 3(a) above, except that if, within 24 months following a Change in Control, your employment with the Company (or successor company) is terminated for a reason other than gross negligence or deliberate misconduct which demonstrably harms the Company, or if you resign for Good Reason (as defined in the Plan), then any unvested Restricted Shares shall immediately vest;

(ii)

if any successor corporation (or any affiliate thereof) of the Company does not assume, continue or replace the unvested Restricted Shares with equity awards that preserve the existing value of the unvested Restricted Shares at the time of the Change in Control (with equivalent or more favorable terms), then all unvested Restricted Shares shall immediately vest.

4.Rights While Shares Are Restricted.

(a)While your shares remain restricted, you will be entitled to any dividends paid on the Restricted Shares, and to any voting rights with respect to such shares on the same basis as other holders of Common Stock who have no restrictions relating to their shares of Common Stock. Until the date your Restricted Shares become vested, you may not assign or otherwise transfer the Restricted Shares except as provided in the Plan. Once your Restricted Shares vest, you may not be able to immediately sell your shares depending on securities laws and any Company-imposed restrictions with respect to compliance with such laws. Any inability to sell or transfer the Restricted Shares will not relieve you of the obligation to pay any required withholding taxes at the time of vesting (see Section 6 below regarding the taxation of Restricted Shares).

(b)The Restricted Shares shall be held in escrow by the Secretary of the Company until such time as the Restricted Shares vest or are forfeited. Upon the vesting of such Restricted Shares and the satisfaction of the other terms and conditions of this Agreement, the Company will deliver the Restricted Shares to you, subject to payment of any taxes payable by you with respect to the Restricted Shares.

5.Application of Company Clawback Policy.  The Award and any shares of Common Stock, cash or other property acquired in connection with this Award will be subject to the terms and conditions of any clawback or recoupment policy adopted by the Company and as may be in effect from time to time.

6.Taxation of Restricted Shares.

(a)Based on current tax laws, you will not be taxed on your Restricted Shares until they vest. At the time of vesting, the Company will treat the fair market value of the vested Restricted Shares as compensation taxable to you as ordinary income. If the Common Stock is then traded on the NASDAQ Global Select Market, or any other such market or exchange that is the principal trading market for the Company’s Common Stock, the fair market value will be based on the average of the highest reported asked price and the lowest reported bid price of trades with respect to the Common Stock as reported on such exchange or market on the vesting date, or if there is no sale for the relevant date, then on the last previous date on which a sale was reported, or if the Common Stock is not then listed on any established stock exchange or a national market system, then in the sole discretion of the Board of Directors of the Company.

(b)You may make a Section 83(b) election, to include in your gross income in the year of this Award the amount specified in Section 83(b) of the Code. If you make such an election, you must notify the Company in writing within 10 days after filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.  You acknowledge that it is your sole responsibility and not the Company’s to timely file the election under Section 83(b) of the Code, even if you request the Company or its representatives to make this filing on your behalf.

(c)Upon satisfaction of any vesting requirements, before any Restricted Shares may be delivered to you, or as set forth below, if you make a Section 83(b) election, at the time of making such election, you must satisfy your obligation for federal, state and local tax withholding on the Restricted Shares (the “Restricted Withholding”).

(d)You may elect to have the Restricted Withholding satisfied, in whole or part, by (i) authorizing the Company to withhold a number of vested Restricted Shares you own equal to the Fair Market Value as of the date withholding is effected that would satisfy the Restricted Withholding, (ii) transferring to the Company cash or other shares of Common Stock owned by you with a Fair Market Value equal to the amount of the Restricted Withholding, or (iii) if you are an Employee of the Company or a Subsidiary (as such terms are defined in the Plan) at the time such Restricted Withholding is effected, by withholding such amount from your cash compensation. Whether or not you make a Section 83(b) election, no fractional shares of Common Stock shall be issued, and the Company will deliver cash to you equal to the Fair Market Value of any fractional share resulting from such withholding.

(e)If you make a Section 83(b) election, you must remit to the Company an amount sufficient to satisfy all Restricted Withholding at the time of your election. Such Restricted Withholding may be satisfied in any authorized manner set forth in Section 6(d). Your failure to timely submit the Restricted Withholding may result in forfeiture of your Restricted Shares.

(f)In accordance with the income tax law and regulations, any dividends paid to you on unvested Restricted Shares will be treated as additional employee compensation, subject to all applicable payroll tax withholding and reporting.

(g)The Company is providing you this information for educational purposes only and you hereby acknowledge and agree that you are responsible for determining your tax obligations as a result of the transactions contemplated by this Agreement.

7.Acknowledgement.  By your signature and the Company’s signature below, you and the Company agree that the Restricted Shares are granted under and governed by this Agreement and the Plan, which is attached and incorporated herein by reference. In the event of any inconsistency or ambiguity between the terms and conditions of this Agreement and the Plan or in the event that this Agreement is silent as to any other matters addressed in the Plan, the terms of the Plan shall control.

8.Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

BANK OF THE OZARKS, INC.
By:
George G. Gleason, II Chairman and Chief Executive Officer	Date

Recipient Name:

Signature	Date